Exhibit 10.2	Limongelli, Victor - 2024 Performance Based RSU Grant

AWARD AGREEMENT FOR PERFORMANCE-BASED RESTRICTED STOCK UNITS UNDER THE
ONESPAN INC. 2019 OMNIBUS INCENTIVE PLAN

THIS    AWARD    AGREEMENT    FOR    RESTRICTED    STOCK    UNITS    (this
“Agreement”) is made as of July 31, 2024 (the “Effective Date”), between OneSpan Inc. (the “Company”) and the individual identified on the signature page and Exhibit A hereto (the “Grantee”).
WHEREAS, the Company maintains the OneSpan Inc. 2019 Omnibus Incentive Plan (as amended, the “Plan”) for the benefit of its employees, directors, consultants, and other individuals who provide services to the Company; and
WHEREAS, to further align the Grantee’s personal financial interests with those of the Company’s stockholders, the Company wishes to award the Grantee restricted stock units with respect to shares of Common Stock (as defined below), subject to the restrictions, terms and conditions contained in the Plan and this Agreement.
NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:
1.Grant of Restricted Stock Units. Pursuant to Article IV of the Plan, the Company hereby grants to the Grantee an award of restricted stock units (the “Restricted Stock Units”) with respect to the number of shares of the Company’s common stock, par value of $0.001 per share (the “Common Stock”), as set forth on Exhibit A hereto, subject to the terms and conditions set forth in this Agreement and in the Plan. The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.
2.Vesting of Restricted Stock Units.

(a)The Restricted Stock Units will become vested, if at all, in accordance with the terms set forth on Exhibit A.
(b)Except as provided in this Agreement, by the Company’s Compensation Committee (the “Committee”) or in any other agreement between the Grantee and the Company or any of its Subsidiaries, upon cessation of the Grantee’s service with the Company for any reason or for no reason (and whether such cessation is initiated by the Company, the Grantee or otherwise), subject to any delays that may be required for the Company to obtain an enforceable release of claims: (i) any Restricted Stock Units that have not, prior to such cessation, become vested shall immediately and automatically, without any action on the part of the Company, be forfeited, and (ii) the Grantee shall have no further rights with respect to those Restricted Stock Units (or the underlying shares of Common Stock).

Exhibit 10.2	Limongelli, Victor - 2024 Performance Based RSU Grant
(c)For purposes of this Agreement, service with the Company shall be deemed to include service with any Subsidiary of the Company for only so long as such entity remains a Subsidiary.

3.    Delivery of Common Stock Underlying Restricted Stock Units. Within 60 days after the vesting of any Restricted Stock Units (or such later date as may be required to comply with Section 409A), the Company will issue or deliver, subject to the conditions of this Agreement, the vested shares of Common Stock in respect of such Restricted Stock Units to Grantee. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided herein. Prior to the issuance to Grantee of the shares of Common Stock subject to the Restricted Stock Units, Grantee shall have no direct or secured claim in any specific assets of the Company or in such shares and will have the status of a general unsecured creditor of the Company.

4.    Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the terms of this Agreement, including the number and class of securities subject hereto and the applicable performance targets set forth on Exhibit A, shall be appropriately and equitably adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of the rights of the Grantee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.    Rights as a Stockholder. The Grantee shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to the Restricted Stock Units (including the right to vote) until the Restricted Stock Units have satisfied both the performance-based and continued-service vesting conditions pursuant to Section 2 and Exhibit A, been settled in accordance with Section 3, and the Grantee becomes a stockholder of record with respect to such shares, except that the Grantee shall be entitled to receive dividend equivalents equal in amount to the dividends declared on an equal number of shares of Common Stock as are then underlying the Restricted Stock Units, provided that such dividend equivalents will be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which they are paid. Dividend equivalent amounts shall be paid or distributed in cash at the same time the underlying shares of Common Stock are distributed to Grantee in accordance with Section 3.

Exhibit 10.2	Limongelli, Victor - 2024 Performance Based RSU Grant
6.    Tax Consequences.
(a)The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the grant or vesting of the Restricted Stock Units, the dividend equivalents contemplated hereunder or the delivery of the Common Stock underlying the Restricted Stock Units. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) will be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.
(b)As a condition precedent to the delivery of the shares of Common Stock upon the vesting of the Restricted Stock Units, the Grantee acknowledges and agrees that the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such shares of Common Stock. If the Grantee has not been given permission by the Company to advance the Required Tax Payments in cash, then the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Grantee.
(c)The obligation to advance the Required Tax Payments by the Grantee shall by default take place by the Company withholding whole shares of Common Stock which would otherwise be delivered to the Grantee having an aggregate Fair Market Value, determined as of the applicable date, equal to the Required Tax Payments. Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Grantee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

7.    Nontransferability of Award. The Grantee may not sell, pledge, assign, encumber, hypothecate, gift, transfer, bequeath, devise, donate or otherwise dispose of, in any way or manner whatsoever, whether voluntary or involuntary, any legal or beneficial interest in any of the Restricted Stock Units.
8.    Securities Laws. The Company may from time to time impose any conditions on the Restricted Stock Units or any underlying shares of Common Stock as it deems necessary or advisable to ensure that the Plan satisfies the conditions of Rule 16b-3 adopted under the Securities Exchange Act of 1934 and otherwise complies with applicable rules and laws.

Exhibit 10.2	Limongelli, Victor - 2024 Performance Based RSU Grant
9.    Recoupment of Award.

(a)Grantee agrees and acknowledges that Grantee is bound by, and subject to, all of the terms and conditions of the Company’s Dodd-Frank Compensation Recoupment Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Clawback Policy”). In the event of any inconsistency between the Clawback Policy and the terms of this Agreement or any employment agreement to which Grantee is a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Clawback Policy shall govern. In the event it is determined that any compensation or compensatory awards granted, earned or paid to Grantee must be forfeited or reimbursed to the Company pursuant to the Clawback Policy, Grantee will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company.
(b)Notwithstanding anything in this Agreement to the contrary, if the Company’s Board of Directors determines that the Grantee’s Wrongful Act (which term shall have the same meaning as “Cause” is given in Executive Employment Agreement by and between the Company and the Grantee dated as of July 31, 2024 and amended from time to time (the “Employment Agreement”)) was a significant contributing factor to the Company having to prepare an Accounting Restatement, then in addition to any Erroneously Awarded Compensation recoverable from Grantee under the Clawback Policy, but without duplication thereof, all outstanding Restricted Stock Units will immediately and automatically be forfeited and the Grantee shall promptly repay to the Company any shares of Common Stock, cash or other property paid in respect of any Restricted Stock Units during the Recovery Period. As used in this paragraph, the terms Accounting Restatement, Erroneously Awarded Compensation, and Recovery Period have the meanings given to them in the Clawback Policy.

10.    Protected Rights. Grantee understands that nothing contained in this Agreement limits Grantee’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Grantee further understands that this Agreement does not limit Grantee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit Grantee’s ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

11.    Compliance with Section 409A. The Restricted Stock Units are intended to be exempt from or comply with Section 409A, and shall be interpreted and construed accordingly, and each

Exhibit 10.2	Limongelli, Victor - 2024 Performance Based RSU Grant
payment hereunder shall be considered a separate payment. To the extent this Agreement provides for the Restricted Stock Units to become vested and be settled upon the Grantee’s termination of employment, the applicable shares of Common Stock shall be transferred to the Grantee or his or her beneficiary following the Grantee’s “separation from service,” within the meaning of Section 409A. Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (a) each such payment which is conditioned upon Grantee’s execution of a release of claims and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years, and (b) if Grantee is a specified employee (within the meaning of Section 409A) as of the date of Grantee’s separation from service, each such payment that is payable upon Grantee’s separation from service and would have been paid prior to the six-month anniversary of Grantee’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following the Grantee’s separation from service or (ii) the date of Grantee’s death.

12.    General Provisions
(a)This Agreement and the Plan together represent the entire agreement between the parties with respect to the granting of the Restricted Stock Units and may only be modified or amended in a writing signed by both parties.
(b)Any notice, demand or request required or permitted to be given by either the Company or the Grantee pursuant to the terms of this Agreement must be in writing and will be deemed given (i) on the date and at the time delivered via personal, courier or recognized overnight delivery service, (ii) if sent via telecopier on the date and at the time telecopied with confirmation of delivery, (iii) if sent via email or other electronic delivery and receipt is confirmed, on the date and at the time received, or (iv) if mailed, on the date five days after the date of the mailing (which must be by registered or certified mail). Delivery of a notice by telecopy (with confirmation) or by email or other electronic delivery (with confirmation or receipt) will be permitted and will be considered delivery of a notice notwithstanding that it is not an original that is received. Any notice to Grantee under this Agreement will be made to Grantee at the address (or telecopy number, email or other electronic address, as the case may be) listed in the Company’s personnel files. If directed to the Company, any such notice, demand or request will be sent to the Corporate Secretary at the Company’s principal executive office, or such other address or person as the Company may hereafter specify in writing.
(c)The Company may condition delivery of certificates for shares of Common Stock subject to the Restricted Stock Units (or, if the shares are not certificated, the entry in the stock record books of the Company of the transfer to the Grantee of the shares of Common Stock) upon the prior receipt from Grantee of any undertakings which it may reasonably determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.

Exhibit 10.2	Limongelli, Victor - 2024 Performance Based RSU Grant
(d)The Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Restricted Stock Units subject to all of the terms and provisions of the Plan, as amended from time to time. Pursuant to the Plan, the Board and the Committee are authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as they deem appropriate. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan.
(e)Subject to Section 7, neither this Agreement nor any rights or interest hereunder will be assignable by the Grantee, the Grantee’s beneficiaries or legal representatives, and any purported assignment in violation hereof will be null and void.
(f)Either party’s failure to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and will not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
(g)The grant of Restricted Stock Units hereunder does not confer upon the Grantee any right to continue in service with the Company.
(h)This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts or choice of laws.
(i)This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file or picture format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic facsimile signature page were an original thereof. The parties confirm that it is their wish that this Agreement may be executed by means of electronic signature.

[Signature Page Follows]

Exhibit 10.2	Limongelli, Victor - 2024 Performance Based RSU Grant

[SIGNATURE PAGE TO AWARD AGREEMENT FOR PERFORMANCE-BASED RESTRICTED STOCK UNITS]
IN WITNESS WHEREOF, the parties have duly executed this Award Agreement intending it to be effective as of the first date written above.

ONESPAN INC. /s/ Lara Mataac Name: Lara Mataac Its: General Counsel
GRANTEE Name: Victor Limongelli /s/ Victor Limongelli Signature

:

Limongelli, Victor - 2024 Performance Based RSU Grant
Exhibit A
GRANTEE SPECIFIC INFORMATION:

Grantee	Grant Date	Restricted Stock Units
Victor Limongelli	7/31/2024	300,000

The Restricted Stock Units shall vest, if at all, upon the satisfaction of both (i) the performance-based vesting condition and (ii) the continued-service vesting condition, each as described below.

Performance-Based Vesting Condition

One third of the Restricted Stock Units shall satisfy the performance-based vesting condition, if at all, upon the Committee’s certification of the Company’s achievement of each Price Goal during the period commencing on the Effective Date and ending on the fourth anniversary thereof (the “Performance Period”). A “Price Goal” shall mean a 45-Day VWAP of a share of the Company’s Common Stock, that equals or exceeds the price set forth in the table below. “45-Day VWAP” for this purpose means, as of any Trading Day, the volume-weighted average price of a share of Company Common Stock for the 45 consecutive Trading Days ending on and including such date. A “Trading Day” is a day on which shares of the Company’s Common Stock are traded on the Nasdaq Capital Market.

Price Goal	Number of Restricted Stock Units that Satisfy the Performance-Based Vesting Condition
$18	100,000
$20	100,000
$22	100,000

For this purpose, measurement of the achievement of the Price Goals shall begin no later than the first day of the Performance Period and it is understood that the Company’s volume-weighted average price at any time prior to such first day shall not count for purposes of determining whether a Price Goal is achieved. If a Price Goal is achieved, any Price Goal that is lower than the achieved Price Goal shall also be deemed to have been achieved. The Grantee may achieve multiple Price Goals over the Performance Period, but each Price Goal may only be achieved once. There shall be no linear interpolation between Price Goals and number of Restricted Stock Units that satisfy the performance-based vesting condition.

The Committee shall certify the achievement of a Price Goal (i) as soon as reasonably practicable and in all cases within 10 business days following the achievement of a Price Goal (but in any event no later than 10 business days following the end of the Performance Period) and (ii) not later than as of immediately prior to a Change in Control as set forth below.

Limongelli, Victor - 2024 Performance Based RSU Grant

Except as set forth below or otherwise approved by the Committee or the Board, any Restricted Stock Units that have not satisfied the performance-based vesting condition on or before the earlier of the 10th business day following the end of the Performance Period and immediately prior to a Change in Control (such earlier date, the “Final Certification Date”) shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Grantee, effective as of the Final Certification Date.

Continued-Service Vesting Condition

The continued-service vesting condition shall be satisfied if the Grantee has remained in continuous service with the Company through the later of (i) the date on which the Committee certifies achievement of a Price Goal and (ii) the first anniversary of the Effective Date.

Notwithstanding the foregoing, if a Price Goal has been certified as having been achieved prior to the first anniversary of the Effective Date and the Grantee’s service is terminated by the Company without Cause, by reason of Grantee’s death or Disability, or by the Grantee for Good Reason prior to the first anniversary of the Effective Date, any Restricted Stock Units that have satisfied the performance-based vesting condition as of such date of termination shall become vested upon such termination of service. For purposes of this agreement, “Cause”, “Disability” and “Good Reason,” shall have the meanings ascribed to such terms in the Employment Agreement.

Effect of a Change in Control

Notwithstanding anything in this Agreement to the contrary, in the event of a Change in Control that is a Company Transaction that occurs during the Performance Period, the Performance Period shall be deemed to end on the last day immediately prior to the date of the closing of such transaction (the “Closing”) for purposes of determining whether any Price Goals that have not yet been achieved are achieved as a result of the Closing. Whether any Price Goals are achieved as a result of the Closing will be determined solely based on the price to be paid to holders of Common Stock at the Closing (as determined by the pre-Closing Committee) and not, for the avoidance of doubt, on any contingent consideration that may become payable to holders of Common Stock (such amount, the “Change in Control Price”). The number of Restricted Stock Units that vest as a result of the Closing shall be determined in accordance with the following table.

Limongelli, Victor - 2024 Performance Based RSU Grant

Change in Control Price	Number of Restricted Stock Units that Vest
Between (and including) $16.00 and $18.00	150,000 (less 100,000 in the event the $18 Price Goal has already been achieved)
Between (and including) $18.01 and $20.00	225,000 (less 200,000 in the event the $20 Price Goal has already been achieved)
$20.01 or greater	300,000 (less 300,000 in the event the $22 Price Goal has already been achieved)

For the avoidance of doubt, if the highest Price Goal that would be achieved upon the Closing has already been achieved, no additional Restricted Stock Units shall vest as a result of the Closing and if the Change in Control Price is less than $16.00, the Restricted Stock Units, to the extent they are then unvested, shall be forfeited immediately prior to the Closing and Grantee shall not have any further rights with respect to those Restricted Stock Units (or the underlying shares of Common Stock).